UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 16, 2005

The Andersons, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	000-20557	34-1562374
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

480 West Dussel Drive, Maumee, Ohio		43537
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	419-893-5050

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 16, 2005, management of The Andersons, Inc. (the "Company") concluded, with the approval of the Audit Committee of the Board of Directors, that the Company’s previously issued financial statements for the quarterly period ended September 30, 2005, which are included in the Quarterly Report on Form 10-Q, should not be relied upon because of an error in the condensed consolidated statement of cash flows. All other components of the condensed consolidated financial statements are correct with no impact to the condensed consolidated balance sheets, statements of earnings or shareholders’ equity.

The error relates to the impact on the cash flow statement of a single class of debt financing transactions. The condensed consolidated cash flow statement should have indicated a gain of $2.1 million on sales of railcars and related leases for the nine month period ended September 30, 2005, instead of the $4.9 million reported. The statement should also have indicated proceeds from the sale or financing of railcars and related leases of $49.3 million rather than the $52.1 million reported for the same period. The related subtotals for cash flow from operations and net cash used in investing activities also require adjustment. However, the net change in cash and cash equivalents for the period was accurately stated due to the offsetting nature of the error. The Company, with the approval of its Audit Committee, concluded that it was necessary to restate the affected financial statement.

The restatement will not change the Company’s previously reported condensed consolidated balance sheet, condensed consolidated statements of earnings or condensed consolidated statements of shareholders’ equity, including total assets, revenue, net income (loss) and net income (loss) per share.

In addition to the financial statement impacts of this restatement, management acknowledges the implications of these errors on the effectiveness of the Company's internal control over financial reporting as of September 30, 2005. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As of the quarterly reporting period ended September 30, 2005, the Company did not maintain effective controls over the preparation, review, presentation, and disclosure of the Company’s condensed consolidated statement of cash flows. Specifically, the Company did not adequately review the classification of proceeds from long-term debt financing and the related impact on net cash provided by operating activities and net cash used in investing activities. This control deficiency resulted in the restatement of the Company’s previously issued financial statements for the period ended September 30, 2005, which are included in the Quarterly Report on Form 10-Q. In addition, this control deficiency could result in a misstatement of cash flows that would result in a material misstatement to annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness.

Subsequent to the discovery of this error and control deficiency, the Company has implemented enhanced procedures to properly prepare its financial statements, specifically the condensed consolidated statement of cash flow. These procedures include additional reviews of data provided by decentralized accounting personnel and more formal quarterly reporting packages. Management believes that, after giving effect to these additional controls, the Company’s internal control environment will be effective, however, not all of the newly designed controls have operated for a sufficient period of time to demonstrate operating effectiveness. Therefore, management will continue to monitor and assess its remediation activities to ensure that the material weakness discussed above will be remediated.

Management and the Audit Committee have discussed the conclusions disclosed in this Form 8-K with its independent registered public accounting firm, PricewaterhouseCoopers LLP.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Andersons, Inc.

November 18, 2005	By:	Michael J. Anderson

Name: Michael J. Anderson
Title: President and Chief Executive Officer